Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2019 (November 7, 2019, as to the effects of the correction of previously issued financial statements), relating to the 2018 financial statements of Kopin Corporation appearing in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 26, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 5, 2021